Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

John Stelben
Investor Relations
(301) 581-5729

         Coventry Health Care Reports Record Second Quarter Earnings of $0.93 Per Diluted Share

EPS Up 33% Over Prior Year

Bethesda, Maryland (July 26, 2004) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended June 30, 2004. Operating revenues totaled $1.31 billion for the quarter, a 19.5% increase over the second quarter of 2003. Net earnings were $84.0 million, or $0.93 per diluted share, a 32.4% increase over net earnings for the second quarter of 2003 and 32.9% on a per diluted share basis. For the six months ended June 30, 2004, total revenues were $2.60 billion, a 20.2% increase over 2003, with net earnings of $1.75 per diluted share, a 40.0% increase over 2003.

        “I am pleased to report, not only record earnings, but the 24th consecutive quarter of profitable growth for our shareholders,” said Allen F. Wise, president and chief executive officer of Coventry. “Our ability to grow both top and bottom line over an extended period of time demonstrates the value we provide our customers and is proof that our model works.”

Financial Highlights

  2nd Quarter Membership Up 14.2% over the prior year quarter
  2nd Quarter Revenues Up 19.5% over the prior year quarter
  2nd Quarter EPS Up 32.9% over the prior year quarter
  2nd Quarter Operating Margin of 9.4%, Up 110 basis points over the prior year quarter
  2nd Quarter Annualized Return on Equity of 34.8%

Second Quarter Highlights:

  Membership. As of June 30, 2004, excluding network rental members, Coventry had a total of 2.46 million members, an increase of 306,000 members, or 14.2%, over the prior year quarter and an increase of 27,000 members over the prior quarter. Organic member growth now stands at 75,000 or 3.1% for the six months ending June 30, 2004.

  Commercial Rate Increases. Coventry achieved commercial rate increases in excess of 13.5% on second quarter renewals, representing approximately 11% of commercial risk membership. The Company continues to expect 2004 commercial rate increases, net of benefit buydowns, to be in the range of 13.0% to 13.5%.

  Medical Loss Ratio (MLR). MLR was 80.3% for the quarter, a 60 basis point improvement over the prior year quarter. Commercial MLR of 78.9% was a 110 basis point improvement over the prior year quarter and is the main driver of overall MLR improvement.

  Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 11.6% of operating revenues for the quarter, flat to the prior quarter and a 30 basis point reduction over the prior year.

  Balance Sheet. Cash and investments grew to $1.53 billion during the quarter, up $125.0 million from prior year-end. Net Premium Accounts Receivable of $85.0 million represent 5.9 days of sales outstanding (DSO) with the Commercial only DSO running at 4.8 days. Days in Claims Payable (DCP) were 52.6 compared to the prior quarter of 52.4. Increases in claims inventory, primarily related to the Altius conversion to IDX, offset decreases in claim cycle processing times to produce an essentially flat result.

  Cash Flow. Cash flow from operations for the second quarter was $118.2 million as compared to net income of $84.0 million. Cash flow from operations for the six months ended June 30, 2004 was $245.3 million as compared to year-to-date net income of $158.3 million.

Q3 2004 Guidance

  Total Revenues of $1.32 billion to $ 1.34 billion
  EPS in the range of $0.93 to $0.95

2004 Guidance

  Risk revenues in the range of $5.20 billion to $5.24 billion
  Management services revenues of $110.0 million to $120.0 million
  Medical loss ratio (MLR%) of 80.5% to 81.0% of risk revenues
  Selling, general, and administrative expenses (SG&A) of $610 million to $620 million
  Depreciation and amortization of $19 million to $21 million
  Investment income of $43.0 million to $45.0 million
  Interest expense of $14.5 million to $14.8 million
  Tax rate of 35.8% to 36.2%
  Diluted share count of 90 million to 91 million shares
  Earnings per share (EPS) on a diluted basis of $3.60 to $3.65

    Mr. Wise will host a conference call at 8:00 a.m. EST on Monday, July 26, 2004. To listen to the call, dial (800) 946-0741, or for international callers, (719)457-2649. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the SEC. A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 695126.

    Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans, insurance companies, and provider networks under the names Coventry Health Care, Coventry Health and Life, Altius Health Plans, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services including HMO, PPO, POS, Medicare+Choice, and Medicaid to 3.1 million members in a broad cross section of employer and government-funded groups in 14 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at www.cvty.com.

    This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may be significantly impacted by certain risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

COVENTRY HEALTH CARE, INC.
MEMBERSHIP
(Amounts in thousands)

	June 30,	March 31,	June 30,
	2004	2004	2003

Membership by Market:
Delaware	104	103	103
Georgia	80	82	75
Illinois - Central	86	86	75
Iowa	72	74	92
Kansas City	212	213	239
Louisiana	76	73	73
Nebraska	49	49	46
North Carolina	122	123	116
Pennsylvania	728	716	657
St. Louis	503	488	451
Utah	181	179	0
Virginia	163	163	152
West Virginia	82	82	73

Total membership	2,458	2,431	2,152

Membership by Product:
Risk membership:
Commercial	1,503	1,479	1,344
Medicare	68	67	64
Medicaid	334	335	314

Total risk membership	1,905	1,881	1,722
Non-risk membership	553	550	430

Total membership	2,458	2,431	2,152

Network rental membership	681	694	739

COVENTRY HEALTH CARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Operating revenues:
Managed care premiums	$1,281,895	$1,074,983	$2,541,476	$2,118,290
Management services	28,111	21,448	56,497	43,558

Total operating revenues	1,310,006	1,096,431	2,597,973	2,161,848

Operating expenses:
Medical costs	1,029,806	870,005	2,053,543	1,731,275
Selling, general and administrative	152,460	130,634	301,671	260,719
Depreciation and amortization	4,353	4,537	8,662	9,145

Total operating expenses	1,186,619	1,005,176	2,363,876	2,001,139

Operating earnings	123,387	91,255	234,097	160,709
Operating earnings percentage of total revenues	9.4%	8.3%	9.0%	7.4%

Senior notes interest expense, net	3,574	3,667	7,146	7,344
Other income, net	10,930	11,516	21,771	21,904

Earnings before income taxes	130,743	99,104	248,722	175,269

Provision for income taxes	46,741	35,677	90,393	62,335

Net earnings	$ 84,002	$ 63,427	$ 158,329	$ 112,934

Net earnings per share, basic	$ 0.96	$ 0.72	$ 1.80	$ 1.29
Net earnings per share, diluted	$ 0.93	$ 0.70	$ 1.75	$ 1.25

Weighted average shares outstanding, basic	87,595	87,897	87,757	87,434
Weighted average shares outstanding, diluted	90,300	90,611	90,461	90,042

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	March 31,	December 31,
	2004	2004	2003

	(unaudited)	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 303,342	$ 271,434	$ 253,331
Short-term investments	249,159	120,331	101,191
Accounts receivable, net	85,015	84,470	89,766
Other receivables, net	51,764	50,232	45,335
Deferred income taxes	37,686	34,513	36,255
Other current assets	9,916	9,955	8,089

Total current assets	736,882	570,935	533,967

Long–term investments	978,428	1,059,460	1,051,400
Property and equipment, net	28,900	30,122	33,085
Goodwill	281,328	281,328	281,183
Other intangible assets, net	26,780	27,429	27,447
Other long–term assets	58,853	59,020	54,654

Total assets	$ 2,111,171	$2,028,294	$1,981,736

Liabilities and Stockholders’ Equity:
Current liabilities:
Medical claims liabilities	$ 595,720	$ 589,338	$ 537,340
Other medical liabilities	48,932	55,679	59,850
Accounts payable and other accrued liabilities	199,917	189,702	183,781
Deferred revenue	71,244	62,454	73,909

Total current liabilities	915,813	897,173	854,880

Senior notes	170,500	170,500	170,500
Other long–term liabilities	21,651	33,548	27,358

Total liabilities	1,107,964	1,101,221	1,052,738

Stockholders’ Equity:
Total stockholders’ equity	1,003,207	927,073	928,998

Total liabilities and stockholders’ equity	$ 2,111,171	$ 2,028,294	$ 1,981,736

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Quarter Ended	Six Months Ended
	June 30, 2004	June 30, 2004

Cash flows from operating activities:
Net earnings	$ 84,002	$ 158,329
Depreciation and amortization	4,353	8,662
Amortization of deferred compensation	3,496	6,383
Changes in assets and liabilities:
Accounts receivable, net	(545)	4,751
Medical claims liabilities	6,382	58,380
Other medical liabilities	(6,747)	(10,918)
Accounts payable and accrued liabilities	18,172	22,993
Deferred revenue	8,790	(2,665)
Other operating activities	285	(577)

Net cash flows from operating activities	118,188	245,338

Cash flows from investing activities:
Capital expenditures, net	(2,442)	(3,164)
Payments for investments, net of sales and maturities	(81,179)	(104,963)
Payments for acquisitions, net of cash acquired	(221)	(972)

Net cash flows from investing activities	(83,842)	(109,099)

Cash flows from financing activities:
Proceeds from issuance of stock	4,550	5,447
Payments for repurchase of stock	(6,988)	(91,542)
Payments for fractional shares from stock split	0	(133)

Net cash flows from financing activities	(2,438)	(86,228)

Net change in cash and cash equivalents for current period	31,908	50,011
Cash and cash equivalents at beginning of period	271,434	253,331

Cash and cash equivalents at end of period	$ 303,342	$ 303,342

Cash and Investments:
Cash and cash equivalents	$ 303,342	$ 303,342
Short–term investments	249,159	249,159
Long–term investments	978,428	978,428

Total cash and investments	$ 1,530,929	$ 1,530,929

COVENTRY HEALTH CARE, INC.
SELECTED OPERATING STATISTICS
(Excluding charges)

			Total				Total
	Q2 2004	Q1 2004	2003	Q4 2003	Q3 2003	Q2 2003	2002

Revenue PMPM
Commercial	224.56	222.08	206.08	209.74	208.30	204.83	183.80
Medicare	693.74	683.12	629.52	632.22	630.56	628.20	593.29
Medicaid	140.61	141.49	139.69	138.11	141.33	140.08	137.54
Management Fees	17.06	17.28	17.86	18.38	17.37	17.40	17.71

Medical PMPM
Commercial	177.19	176.36	164.59	165.28	166.36	163.91	152.12
Medicare	579.18	607.02	527.84	556.98	507.59	504.19	509.60
Medicaid	122.80	122.98	122.25	123.58	119.46	122.18	115.58

MLR %
Commercial	78.9%	79.4%	79.9%	78.8%	79.9%	80.0%	82.8%
Medicare	83.5%	88.9%	83.8%	88.1%	80.5%	80.3%	85.9%
Medicaid	87.3%	86.9%	87.5%	89.5%	84.5%	87.2%	84.0%

Total	80.3%	81.3%	81.2%	80.9%	80.5%	80.9%	83.3%

SGA % of revenues	11.6%	11.6%	12.0%	11.9%	11.9%	11.9%	12.2%
SGA PMPM	20.86	20.54	20.60	20.69	20.51	20.46	19.56

Claims Statistics
Claims Inventory	161,212	142,080		128,556	156,773	156,238	146,842
Inventory Days on Hand	1.7	1.5		1.2	1.7	1.9	2.0
Total Medical Liabilities (000’s)	$644,652	$645,017		$597,190	$610,033	$588,326	$558,599
Days in Claims Payable	52.64	52.39		51.01	55.83	55.14	59.46
Days in Other Medical Liabilities	4.32	4.94		5.68	6.06	6.40	7.33
Total Days in Medical Liabilities	56.96	57.33		56.69	61.89	61.54	66.79

Member Growth (a)
Same Store	27,000	48,000	157,000	36,000	42,000	29,000	51,000
Acquisition	0	0	191,000	(6,000)	159,000	(8,000)	143,000

        (a)   Membership growth excludes network rental membership.